Ex 99.1

CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS JANUARY TRAFFIC

DALLAS, TEXAS -- February 4, 2010 -- Southwest Airlines Co. (NYSE:  LUV) announced today that the Company flew 5.5 billion revenue passenger miles (RPMs) in January 2010, a 7.1 percent increase from the 5.1 billion RPMs flown in January 2009.  Available seat miles (ASMs) decreased 6.7 percent to 7.6 billion from the January 2009 level of 8.2 billion.  The load factor for the month was 72.1 percent, compared to 62.8 percent for the same period last year.  For January 2010, passenger revenue per ASM is estimated to have increased in the 14 to 15 percent range compared to January 2009.
This release, as well as past news releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	JANUARY

	2010	2009	CHANGE

Revenue passengers carried	6,500,716	5,988,116	8.6%

Enplaned passengers	7,576,013	6,993,566	8.3%

Revenue passenger miles (000)	5,499,087	5,135,380	7.1%

Available seat miles (000)	7,622,575	8,172,539	(6.7)%

Load factor	72.1%	62.8%	9.3 pts.

Average length of haul	846	858	(1.4)%

Trips flown	88,406	94,606	(6.6)%

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